Exhibit 99.1

INSTEEL INDUSTRIES, INC.

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Michael C. Gazmarian
Chief Financial Officer and Treasurer
Insteel Industries, Inc.
336-786-2141, Ext. 3020

INSTEEL INDUSTRIES REPORTS FOURTH-QUARTER FINANCIAL RESULTS

•	Company posts fourth quarter net earnings of $6.4 million, or $0.67 per diluted share in spite of lackluster market conditions
•	Strong operating cash flow supports $12.4 million reduction in debt from third quarter to $11.9 million as of fiscal year-end

MOUNT AIRY, N.C., October 24, 2005 – Insteel Industries, Inc. (Nasdaq: IIIN) today reported net earnings of $6.4 million, or $0.67 per diluted share, for its fourth fiscal quarter ended October 1, 2005 compared with $9.9 million, or $1.06 per diluted share for the same period last year. Sales for the fourth quarter decreased 10% to $94.8 million from $105.8 million in the prior year quarter. Average selling prices for the fourth quarter decreased 11% while shipments increased 1% from the prior year levels.

For the fiscal year ended October 1, 2005, net earnings decreased to $25.0 million, or $2.64 per diluted share, compared with the record high of $31.5 million, or $3.51 per diluted share for the prior year. Excluding the extraordinary gain on the disposal of assets associated with a discontinued operation, earnings from continuing operations for the current year were $24.3 million, or $2.56 per diluted share. Sales for the year increased 4% to $345.5 million from $332.6 million in the prior year. Average selling prices for the year rose 17% while shipments decreased 11% from the prior year levels. Based on the Company’s fiscal calendar, the prior year periods benefited from having one additional week than the comparable current year periods.

“Coming off of the record results of 2004, we are pleased with Insteel’s financial performance for the fourth quarter and for fiscal 2005 as a whole in view of the soft market environment that persisted through most of the year,” said H.O. Woltz III, Insteel’s president and chief executive officer. “Business conditions improved during the fourth quarter, but not of a magnitude that significantly impacted earnings. Shipments were up 3% on a sequential basis and slightly higher than the prior year after an extended stretch of unfavorable year-to-year comparisons. We are hopeful that these improvements are early indications of a more pronounced upturn in demand in fiscal 2006. Gross margins continued to trend at attractive levels but were down from the third quarter due to the consumption of higher cost raw material inventories together with higher unit conversion costs resulting from reduced operating levels at our facilities.”

Net cash provided by operating activities for the fourth quarter rose $9.2 million to $13.7 million compared with $4.5 million for the comparable prior year period primarily due to a $17.7 million reduction in inventories in the current year quarter which more than offset the decrease in earnings. The improvement in operating cash flow enabled the Company to pay down approximately $12.4 million of debt during the fourth quarter reducing total debt to $11.9 million at the end of the year. As of October 1, 2005, approximately $9.5 million was drawn and $43.7 million of additional borrowing capacity was available on the Company’s revolving credit facility, and $2.4 million was outstanding on its term loan.

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1373 BOGGS DRIVE / MOUNT AIRY, NORTH CAROLINA 27030 / 336-786-2141/ FAX 336-786-2144

“We made significant progress during the quarter in our debt reduction efforts which have served to substantially strengthen the Company’s balance sheet,” commented Woltz. “Over the last twenty-four months, total debt has been reduced by $58.4 million or 83%, lowering Insteel’s debt-to-total capital ratio from 69% to 11%. We are better positioned than ever to capitalize on future growth opportunities and pursue alternatives that deliver value to our shareholders such as the recent reinstitution of our quarterly dividend.”

Outlook

Commenting on the outlook for fiscal 2006, Woltz said, “It appears that the inventory imbalances within our customer base which negatively impacted our order book through most of the year are largely behind us as we approach the slower winter months. Looking ahead to 2006, the demand prospects for concrete reinforcing products are positive driven by the expected continuation of favorable trends in private nonresidential construction spending together with increasing government infrastructure outlays supported by recent passage of the transportation spending bill and post-hurricane reconstruction requirements.

In addition to the favorable demand outlook, we anticipate that the expansions underway in our PC strand and engineered structural mesh (“ESM”) operations will generate increasing contributions to earnings as we progress further into fiscal 2006. Both projects serve to increase our production capacity to satisfy expected market growth as well as reduce the manufacturing costs associated with these products. We intend to follow these projects with the deployment of an additional ESM production line in 2006 and a third line in 2007 to capitalize on the growing market acceptance for ESM and to achieve further operating cost reductions. In view of the favorable demand outlook, the timing of these growth initiatives and the strengthening of our balance sheet, we believe that Insteel is ideally situated to continue generating attractive returns for its shareholders.”

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, particularly under the “Outlook” section above. When used in this news release, the words “believes,” “anticipates,” “expects,” “plans” and similar expressions are intended to identify forward-looking statements. Although the Company believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, such forward-looking statements are subject to a number of risks and uncertainties, and the Company can provide no assurances that such plans, intentions or expectations will be achieved. Many of these risks are discussed in detail in the Company’s periodic reports, in particular in its report on Form 10-K for the year ended October 2, 2004, filed with the U.S. Securities and Exchange Commission. You should carefully read these risk factors.

All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and the Company does not undertake and specifically declines any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

It is not possible to anticipate and list all risks and uncertainties that may affect the future operations or financial performance of the Company; however, they include, but are not limited to, the following:

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INSTEEL INDUSTRIES, INC.

•	general economic and competitive conditions in the markets in which the Company operates;

•	the cyclical nature of the steel and building material industries;

•	changes in U.S. or foreign trade policy affecting steel imports or exports;

•	fluctuations in the cost and availability of the Company’s primary raw material, hot-rolled steel wire rod from domestic and foreign suppliers;

•	the Company’s ability to competitively source its raw material requirements;

•	the Company’s ability to raise selling prices in order to recover increases in wire rod prices;

•	interest rate volatility;

•	unanticipated changes in customer demand, order patterns and inventory levels;

•	the Company’s ability to successfully develop niche products, such as engineered structural mesh (“ESM”);

•	legal, environmental or regulatory developments that significantly impact the Company’s operating costs;

•	the timely completion of the expansions of the Company’s ESM and PC strand operations;

•	unanticipated plant outages, equipment failures or labor difficulties; and

•	continued escalation in medical costs that affect employee benefit expenses.

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INSTEEL INDUSTRIES, INC.

INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except for per share data)
(Unaudited)

	Three Months Ended		Year Ended

	(13 weeks) October 1, 2005	(14 weeks) October 2, 2004	(52 weeks) October 1, 2005	(53 weeks) October 2, 2004

Net sales	$94,798	$105,839	$345,536	$332,632
Cost of sales	79,569	81,070	287,079	251,293

Gross profit	15,229	24,769	58,457	81,339
Selling, general and administrative expense	4,527	6,788	16,348	21,368
Other income, net	(117)	(214)	(84)	(1,589)
Interest expense	480	1,758	4,229	8,953
Interest income	—	—	—	(17)

Earnings from continuing operations before income taxes	10,339	16,437	37,964	52,624
Income taxes	3,953	6,545	13,712	21,135

Earnings from continuing operations	6,386	9,892	24,252	31,489
Discontinued operations:
Gain on disposal of Insteel Construction Systems (net of income taxes of $488)	—	—	793	—

Net earnings	$6,386	$9,892	$25,045	$31,489

Weighted average shares outstanding:
Basic	9,440	9,055	9,328	8,642

Diluted	9,513	9,357	9,477	8,974

Per share amounts:
Basic:
Earnings from continuing operations	$0.68	$1.09	$2.60	$3.64
Gain from discontinued operations	—	—	0.08	—

Net earnings	$0.68	$1.09	$2.68	$3.64

Diluted:
Earnings from continuing operations	$0.67	$1.06	$2.56	$3.51
Gain from discontinued operations	—	—	0.08	—

Net earnings	$0.67	$1.06	$2.64	$3.51

Cash dividends declared	$0.06	$—	$0.12	$—

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INSTEEL INDUSTRIES, INC.

INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	(Unaudited) October 1, 2005	October 2, 2004

Assets
Current assets:
Cash and cash equivalents	$1,372	$2,318
Accounts receivable, net	42,822	44,487
Inventories	33,160	40,404
Prepaid expenses and other	3,663	3,772

Total current assets	81,017	90,981
Property, plant and equipment, net	49,934	48,602
Other assets	7,325	11,708

Total assets	$138,276	$151,291

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$17,403	$15,041
Accrued expenses	9,576	10,727
Current portion of long-term debt	2,376	3,960

Total current liabilities	29,355	29,728
Long-term debt	9,484	48,968
Other liabilities	2,401	1,384
Shareholders’ equity:
Common stock	18,861	18,244
Additional paid-in capital	45,003	43,677
Deferred stock compensation	(508)	—
Retained earnings	34,772	10,927
Accumulated other comprehensive loss	(1,092)	(1,637)

Total shareholders’ equity	97,036	71,211

Total liabilities and shareholders’ equity	$138,276	$151,291

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INSTEEL INDUSTRIES, INC.

INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Year Ended

	(52 weeks) October 1, 2005	(53 weeks) October 2, 2004

Cash Flows From Operating Activities:
Net earnings	$25,045	$31,489
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	5,222	5,316
Amortization of capitalized financing costs	789	1,744
Amortization of unrealized loss on financial instruments	1,059	1,059
Stock-based compensation expense	805	6,158
Gain on disposal of discontinued operation	(1,281)	—
Gain on disposal of assets held for sale	(35)	—
Loss on sale of property, plant and equipment	70	53
Deferred income taxes	2,004	7,118
Net changes in assets and liabilities:
Accounts receivable, net	1,665	(13,578)
Inventories	7,244	(10,145)
Accounts payable and accrued expenses	531	648
Other changes	1,343	(1,740)

Total adjustments	19,416	(3,367)

Net cash provided by operating activities	44,461	28,122

Cash Flows From Investing Activities:
Capital expenditures	(6,607)	(3,043)
Proceeds from sale of discontinued operation	1,425	—
Proceeds from sale of assets held for sale	1,310	—
Proceeds from sale of other assets	594	—
Proceeds from sale of property, plant and equipment	27	24
Decrease (increase) in cash surrender value of life insurance policies	(665)	98

Net cash used for investing activities	(3,916)	(2,921)

Cash Flows From Financing Activities:
Proceeds from long-term debt	329,562	135,451
Principal payments on long-term debt	(370,630)	(152,816)
Financing costs	(23)	(3,475)
Cash received from exercise of stock options	175	418
Termination of interest rate swaps	—	(2,117)
Cash dividends paid	(566)	—
Other	(9)	(654)

Net cash used for financing activities	(41,491)	(23,193)

Net increase (decrease) in cash and cash equivalents	(946)	2,008
Cash and cash equivalents at beginning of period	2,318	310

Cash and cash equivalents at end of period	$1,372	$2,318

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$3,531	$7,712
Income taxes	12,001	13,244
Non-cash financing activity:
Cashless exercise of stock options	338	338
Issuance of restricted stock	742	—
Declaration of cash dividends to be paid	565	—
Other	105	—

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INSTEEL INDUSTRIES, INC.